                        STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT ("Agreement") is executed this 2nd day of July 1997, by and among ROAD RUNNER OIL, INC., a Utah corporation ("Buyer") and CROWN ENERGY CORPORATION, a Utah corporation ("Seller") which is the sole shareholder of GAVILAN PETROLEUM, INCORPORATED, a Utah corporation ("Company").

     WHEREAS, the Company is a privately-held Utah corporation which is in the business of oil and gas leasing and management and which owns oil and gas interests and operating rights in the Roosevelt Unit; and

     WHEREAS, Seller is the owner of all of the issued and outstanding shares of the capital stock of the Company and its operating rights in and to the Roosevelt Unit which is currently operated by the Company, and

     WHEREAS, Buyer is interested in acquiring the Company; and

     WHEREAS, the parties intend by this Agreement to provide for the acquisition by Buyer of all the issued and outstanding capital stock of the Company, and all other rights relating to the capital stock of the Company, owned legally or beneficially by Seller (the "Shares"), through the cash purchase of said stock by Buyer.

     NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, it is agreed as follows:

     1. Purchase and Delivery of Company Shares. Subject to the terms and conditions contained herein, at the Closing (as hereinafter defined), Buyer agrees to purchase and Seller agrees to sell, transfer, convey, assign and deliver of all the issued and outstanding capital stock of the Company, and all other rights relating to the capital stock of the Company, owned legally or beneficially by Seller (the "Shares") to Buyer, for the consideration described in Section 2 below.

     2.   Consideration.

          (a) Purchase Price. The purchase price for the Shares shall be ONE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($150,000.00) (the "Purchase Price").

          (b) Payment Terms. The Purchase Price for the Shares shall be paid by Buyer to Seller as follows:

               (i) TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($25,000.00) payable at Closing in cash or by certified or bank cashier's check; and

               (ii) The balance of ONE HUNDRED TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($125,000.00) to be paid or satisfied as follows:

                    (A) $50,000.00 within 30 days of Closing; an additional $25,000.00 within 120 days of Closing; and the remaining $50,000.00 within 180 days of Closing; or

                    (B)  $100,000.00 on or before 5:00 p.m. on June 3,
               1997 at 5:00 p.m., in which case, upon receipt by Seller of cash or certified or bank cashier s check in such amount, Buyer shall be deemed to have satisfied the deferred Purchse Price.


     Buyer s obligation to pay the deferred purchase price is subject to the right of set-off as provided in the Promissory Note (described below in Section 2(c)).

          (c) Evidence and Security for Deferred Purchase Price. Buyer s obligation to pay the deferred purchase price shall be evidenced by a non-negotiable, non-interest bearing Promissory Note in the form attached hereto as Exhibit A and shall be secured by the Stock Pledge Agreement attached hereto as Exhibit B.

     3. Representations and Warranties of the Seller and the Company. To induce Buyer to enter into this Agreement, Seller and the Company represent and warrant to Buyer that the following statements are true, correct and complete as of the date hereof, and will be true, correct and complete as of
Closing:

          (a) Organization and Authority. Seller and Company are corporations duly organized, validly existing, and in good standing under the laws of the State of Utah, and each has all requisite corporate power to enter into and perform this Agreement and the transactions contemplated hereby in the manner provided herein. The execution, delivery, and performance of this Agreement by Seller and Company has been duly authorized by all requisite corporate action and no further action is necessary on the part of Seller or the Company to make this Agreement valid and binding upon Seller in accordance with its terms.

          (b) Ownership of Shares. The authorized capital stock of the Company consists of 50,000 shares of common stock, no par value, of which 1,102 shares are issued and outstanding and which are owned beneficially and of record by Seller free and clear of any lien, security interest, pledge, claim, demand or encumbrance or restriction of any kind or character whatsoever. The Company has no other
     outstanding securities.   All such Shares are duly authorized, validly
     issued, fully paid and nonassessable. Except for this Agreement, there are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments (contingent or otherwise) obligating the Seller to sell or transfer any of the Shares or obligating the Company to issue or to transfer from treasury any additional shares of, or any securities convertible into, the capital stock of the Company.

          (c) Compliance with Law. The consummation of the transactions contemplated by this Agreement will be in compliance with all applicable laws, rules, regulations and requirements of all federal, state, tribal and local governmental authorities without the necessity for any license or permit or other action or permission in the nature thereof, or any registration with, or consent of, any such governmental authority.

         (d) Assets. Seller has provided to Buyer a complete listing of the Company s assets on Schedule 3(d). Such assets constitute all of the material assets of the Company and Company owns all right, title and interest in and to such assets as listed on Schedule 3(d).

         (e) Indebtedness. Attached hereto as Schedule 3(e) is a list of all liabilities, obligations, and indebtedness of the Company relating to trade payables, taxes of any kind or nature, and other corporate liabilities, except royalties, to third parties which arose prior to June 1, 1997, and which exceed, individually or in the aggregate, the sum of $200.00 to any particular creditor (the Indebtedness ). Seller hereby agrees to pay such amounts in full and Buyer does not assume any liability for such obligations or any other obligation, except royalties, incurred prior to June 1, 1997. To the best of Seller s knowledge, after due inquiry, the Indebtedness described on Schedule 3(e) includes all liabilities, obligations and indebtedness, except royalties, of the Company in excess of, individually or in the aggregate, the sum of $200.00 to any particular creditor. However, with the exception of the Indebtedness described on Schedule 3(e), neither Seller nor the Company makes any representation regarding the absence of other liabilities, obligations and indebtedness which are not known to the Company or Seller. Liability for royalties, whether accruing prior to or after Closing shall be determined in accordance with Section 9 hereof.

         (f) Tax Matters. All federal, state, county, local, and other taxes, including without limitation, income taxes, corporate franchise taxes, sales and ad valorem taxes, assessments, penalties, and interest due and payable by the Company on or before the date of this Agreement have been paid, and the Company has filed all tax returns and reports required to be filed by it with all applicable taxing authorities, within the time and in the manner prescribed by law. No assessments or deficiencies have been made against the Company and no extensions of time have been applied for, or are in effect for, the assessment of deficiencies. Seller and Buyer will cooperate fully with each other in connection with any audit examination of the Company by any taxing authority by furnishing or making available records, books of account, and other materials in their possession relating to the Company to the extent such materials are necessary or helpful for the defense against assertions of such taxing authorities, and otherwise by providing such assistance as may be reasonably requested from time to time.

         (g) Environmental Matters. Seller has received no written or oral notice from any federal, state or local governmental agency to the effect that any real property or real property interest leased or owned by the Company is in violation of any applicable environmental law, regulation, ordinance, or order of any federal, state, or local government entity, dealing with water pollution, air pollution, solid and hazardous waste, Hazardous Substances, underground storage tanks, sanitary landfills and open dumps, injection and drywells, or any other federal, state, or local laws relating to contamination of or adverse effects on the environment, and neither the Property or any underlying groundwater contains any concentrations of regulated substances, hazardous substances, hazardous materials, toxic substances, or similar substances, residues, and wastes. For these purposes, the term "Hazardous Substance" shall mean all of the following:

             (i) Any substance, material, or waste that is included within the definitions of "hazardous substances," "hazardous materials," "hazardous waste," "toxic substances," "toxic materials," "toxic waste," or words of similar import in any Environmental Law;

             (ii) Those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto); and

             (iii) Any substance, material, or waste that is petroleum, petroleum-related, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive, freon gas, radon, or a pesticide, herbicide, or any other agricultural chemical.

         (h) No Litigation. Except as otherwise disclosed on Schedule 3(h), there are no suits or proceedings against or by the Company at law or in equity, or before or by any governmental agency or arbitrator, pending, or to Seller s or Company s knowledge threatened against the Company which materially affects the Company or its assets, the consummation of the transaction contemplated by this Agreement or, if valid, would constitute or result in a breach of any representation, warranty or agreement set forth herein.

         (i) Solvency. Neither Seller nor the Company is bankrupt or insolvent or has assigned its estate for the benefit of creditors, entered into any scheme or arrangement with creditors, or has any present intention to file a petition in bankruptcy, assign its estate for the benefit of creditors, or enter into any scheme or arrangement with creditors. Seller has no knowledge of any basis for the filing by any other person of an involuntary petition in bankruptcy with respect to either Seller or the Company.

         (j) No Material Misstatements. No representation, warranty, or other statement of Seller or the Company contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. Except as expressly provided herein, neither the Seller nor the Company makes any other representation or warranty of any kind or nature whatsoever.

    4.   Representations, Warranties and Agreements of Buyer.   Buyer
represents and warrants to and agrees with the Seller that:

         (a) Organization and Authority. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Utah, and has all requisite corporate power to enter into and perform this Agreement and the transactions contemplated hereby in the manner provided herein. This Agreement constitutes a binding obligation of Buyer, enforceable in accordance with its terms.

         (b) Compliance with Law. Neither the execution and delivery of this Agreement nor consummation of the transactions contemplated by this Agreement, the Stock Pledge Agreement or the Note will conflict with or result in a breach of or constitute a default under any provision of any indenture, loan agreement or other material obligation or liability to which Buyer or either of them are a party or by which they are bound. From and after the Closing and until all amounts owing to Seller under this Agreement or the Note are paid or otherwise satisfied in full, the Company and the Buyer with respect to the Company will at all times comply with all applicable laws, rules, regulations and requirements of all federal, state and local governmental authorities in any way relating to the Company's business.

         (c) Due Diligence. Buyer has had complete access to all of the Company s properties, facilities, and records and has conducted a due diligence review and investigation of the Company to Buyer s satisfaction. Subject to the representations and warranties contained in Section 3 hereof, Buyer accepts the Company in its conditions as is at the date of execution of this Agreement. Without limiting the generality of the foregoing, Buyer acknowledges the existence of a dispute reagrding the validity of the Company s operating rights in and to the Roosevelt Unit and accepts such operating rights as is without any representation or warranty of the Compnay pertaining thereto.

         (d) Conduct of Business. After the Closing and until Buyer has paid in full or otherwise satisfied the amounts owing under the Promissory Note, the Buyer shall cause the Company to conduct its business as follows:

              (i) The Company will not encumber the assets of the Company except in the ordinary course of business.

              (ii) The Company will cause all expenses incurred by the Company to be paid in a timely manner in accordance with the payment terms of the applicable vendor or supplier.

              (iii) The Company will cause the Company s assets and all other properties in the Roosevelt Unit to be operated in a prudent and workmanlike manner.

              (iv) The Company shall not amend or repeal any provision of the Company s Articles of Incorporation or Bylaws or increase or decrease the number of authorized shares of capital stock of the Company.

              (v) The Company shall not be a party to or effect a merger, share exchange, reorganization or other business combination transaction.

              (vi) The Company shall not sell, lease, transfer, exchange or otherwise dispose of all or substantially all of the Company s assets.

              (vii) The Company shall not commence any liquidation, bankruptcy, insolvency or similar proceedings or otherwise make an assignment for the benefit of creditors.

              (viii) The Company shall not incur any indebtedness, absolute or contingent, unless incurred in the ordinary course of the Company s business and such indebtedness does not exceed, individually, or in the aggregate, the sum of $10,000.

              (ix) The Company shall not make any capital expenditures for equipment or materials other than in the ordinary course of the Company s business.

              (x) The Company shall not enter into or discontinue any line of business or otherwise materially change the Company s business or operations.

              (xi) The Company shall not offer, sell or otherwise issue any shares of its capital stock.

              (xii) The Company shall not enter into any employment or consulting contracts without the prior written approval of Seller.

              (xiii) The Company shall not pay any dividends or otherwise make any distributions to stockholders of the Company (whether in the form of cash, property or securities).

              (xiv) The Company will continue in effect its present insurance coverage on all its properties, assets and business.

              (xv) The Company will not (so far as within its control) subject any of its property or assets to any material lien, claim, charge, option or lease, commitments or obligation to which it is a party or by which it is bound.

              (xvi) The Company will continue any bonds related to the Company, or its business, subject to variations in amounts required for the ordinary operations of its business.

    5. The Closing. The closing of the purchase and sale of the Shares shall take place at the offices of Snell & Wilmer L.L.P., 111 East Broadway, Suite 900, Salt Lake City, Utah, on July 1, 1997, or at such other time or place as may be agreed to by the parties (the "Closing").

     6.  Conditions of Buyer's and Seller's Performance.

         (a) Buyer's Conditions. The obligation of Buyer to consummate this Agreement is subject to the satisfaction at the Closing, or waiver by Buyer in writing, of each of the following conditions:

              (i)  The Seller shall have executed this Agreement;

              (ii) Buyer shall acquire not less than one-hundred percent (100.00%) of the Shares which shall constitute all of the issued and outstanding shares of the Company;

              (iii) All proceedings taken in connection with the transactions contemplated herein and all instruments and documents required in connection therewith or incident thereto shall be satisfactory in form to Snell & Wilmer L.L.P., legal counsel for Buyer.

         (b) Seller s Conditions. The obligation of Seller to consummate this Agreement is subject to the satisfaction at the Closing, or waiver by Seller in writing, of each of the following conditions:

              (i)  Buyer shall have executed this Agreement.

              (ii) All proceedings taken in connection with the transactions contemplated herein and all instruments and documents required in connection therewith or incident thereto shall be satisfactory in form to Suitter Axland, legal counsel for Seller.

    7.   Actions at Closing.

         (a)  Buyer shall execute and deliver the following documents at
    Closing:

              (i)  This Stock Purchase Agreement;

              (ii) The Stock Pledge Agreement;

              (iii)  The cash or check and Promissory Note contemplated by
         Section 2 hereof;

              (iv) Such other documents or agreements as may be reasonably requested by Seller.

         (b)  Seller shall execute and deliver the following documents at
    Closing:

              (i) The stock certificates representing the Shares, along with appropriate stock powers.

              (ii) Resignations of the officers of the Company; and

              (iii) Such other documents or agreements as may be reasonably requested by Buyer.

         (c) Upon receipt of the certificates representing the Shares, Buyer shall endorse the same in blank (in form satisfactory for transfer) and deliver the same to Seller in connection with the Stock Pledge Agreement.

    8.   Voting Control After Closing; Observer Rights.

         (a) Notwithstanding the purchase and sale of the Shares as contemplated herein or any provision of this Agreement or the Stock Pledge Agreement to the Contrary, until such time as Buyer shall have paid to Seller the aggregate sum of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) of the Purchase Price, Buyer hereby irrevocably grants to Seller the absolute right and proxy, coupled with an interest, to vote the Shares on any and all corporate matters, including the election of members of the Board of Directors in accordance, all in accordance with this Section 8. Notwithstanding the foregoing, Buyer and Seller agree that Buyer shall have the right to appoint the initial Board of Directors and officers of the Company at or after Closing.
    Such Board of Directors and officers shall run the day-to-day operations of the Company in accordance with the conditions and limitations of this Agreement and in a prudent business manner. For so long as the Board of Directors and officers run the Company in accordance with this Agreement, Seller agrees not to vote the Shares to remove the Board of Directors or to otherwise vote the Shares in opposition to the decisions of the Board of Directors and officers. In the event of any conflict between the Board of Directors or officers and the Seller regarding whether a business matter or decision complies with the conditions and limitations of this Agreement, such dispute shall be resolved in accordance with the expedited procedures of the commercial arbitration rules of the American Arbitration Association. Each party hereto consents to the appointment of a single arbitrator by the American Arbitration Association in its sole discretion. Any such arbitration shall be held in Salt Lake County, Utah and the order or decision of the arbitrator shall be non-appealable by either party.

         (b) For so long as Buyer has not paid the full amount of the Purchase Price, the Company shall give notice of all meetings of the Board of Directors to Seller and shall allow Seller s designee to attend all meetings of the Company s Board of Directors in a nonvoting observer capacity and , in this respect, shall give such designee, whether or not present at such meetings, copies of all notices, minutes consents and other materials that it provides to its directors; provided, however, that such designee shall agree to hold in confidence and trust all information or documents so provided. Such designee may be changed at any time upon notice to the Company by Seller. The rights granted pursuant to this Section 8 may not be assigned or otherwise conveyed by Seller or any subsequent transferee of any such rights without the prior written consent of Seller provided, however, the Seller may assign its rights under this Section 8 to any affiliate of Seller upon notice to the Company provided that such assignee agrees to be bound by such duties of confidentiality and non-use as were applicable to the Seller. For these purposes, affiliate means each entity or person directly or indirectly controlling, controlled by, or under direct or indirect common control with the Seller. A person or entity shall be deemed to control Seller if the person or entity possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of Seller, whether through the ownership of voting securities, by contract or otherwise.

    9.   Indemnification.

         (a) Seller Indemnity. Seller hereby agrees to indemnify and hold harmless the Company and the Buyer at all times from and after the Closing from and against any loss, liability, damage, judgment or expense (including reasonable attorney fees) arising from or based upon:

              (i) Any breach by the Seller of any of their obligations or covenants set forth in this Agreement; or

              (ii) Any material inaccuracy in any of the representations or warranties made by the Seller herein which adversely affects Buyer or the business of the Company; or

              (iii) All claims, liabilities, and obligations with regard to royalties except Tribal Warranties (as defined below), to the extent that such royalties exceed $60,000.00 in the aggregate.

         (b) Buyer s Indemnity. From and after the Closing date, Buyer hereby agrees to indemnify and hold harmless the Company and Seller against all loss, liability, damage, judgment or expense (including reasonable attorney fees) arising from or based upon the operation of the Company or its assets after such time and for any and all claims, liabilities and obligations with regard to royalties payable pursuant to any tribal or allotted lease by the Company to the Bureau of Indian Affairs, the Ute Indian Tribe and the Ute Distribution Corporation whether accruing prior to or after Closing ( Tribal Warranties ). Buyer further indemnifies Seller against all claims, liabilities, and obligations with regard to all other royalties except Tribal Warranties, but such indemnification shall not exceed $60,000.00 in the aggregate.

    10.  Default and Waiver.

         (a) Remedies. In the event of a breach of this Agreement, the non-breaching party shall have the following alternative, but not exclusive, remedies, after giving written notice to the breaching party of such breach and breaching party s failure to cure such breach within ten (10) days after such notice:

              (i)    Bring action against the breaching party for damages.

              (ii) Bring action against the breaching party for specific performance of this Agreement.

              (iii) Pursue any other legal or equitable remedies that may be available to the non-

         (b) Waiver. Any representations, warranties, agreements or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof by action taken and evidenced by a written waiver executed by any such party. Any such waiver shall not constitute a waiver of any other or subsequent rights or remedies.

    11.  Miscellaneous.

         (a) Further Actions. The Company and Seller warrant and agree that all present and previous shareholders, directors and officers of the Company will from time to time hereafter execute such documents, minutes of meetings or other instruments and take whatever actions Buyer may reasonably deem necessary or desirable to effect, perfect or confirm of record in Buyer full right, title and interest in and to the Shares, or to carry out the intent and purposes of the transactions contemplated hereby.

         (b) Records. Buyer hereby agrees to preserve and maintain all existing business, tax or other Company records existing at Closing and which are delivered to the possession of Buyer or the Company. Such obligation to preserve and maintain records shall survive Closing and shall continue even if all amounts owing to Seller under this Agreement and the Note have been paid in full.

         (c) Expenses. Seller and Buyer acknowledge that they have had the right to, and to the extent that they deem appropriate, have obtained legal, accounting and tax advice in connection with this Agreement and the execution thereof. Each of the parties hereto will bear its own legal fees and other expenses in connection with the transactions contemplated by this Agreement, and none of such fees shall be charged to the Company.

         (d) Survival. All parties agree that the representations, warranties and agreements contained in this Agreement shall survive the Closing and shall thereafter remain in full force and effect.

         (e) Severability. If any term or provision of this Agreement, including the exhibits hereto, or the application thereof to any person, property or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Agreement, including the exhibits or the application of such term or provision to persons, property or circumstances other than those as to which it is invalid and unenforceable, shall not be affected thereby, and each term and provision of this Agreement and the exhibits shall be valid and enforced to the fullest extent permitted by law.

         (f) Notices. Any notices, requests or consents hereunder shall be in writing and shall be deemed given, and any instrument delivered, two days after they have been mailed by first class mail, postage prepaid, or upon receipt if delivered personally, as follows:

    To Seller:       Mr. Jay Mealey
                   Crown Energy Corporation
                   215 South State Street, Suite 550
                   Salt Lake City, Utah  84111

         with simultaneous copy to:

                   Lorin Patterson. Esq.
                   Suitter Axland
                   175 South West Temple , Suite 700
                   Salt Lake City, Utah  84101


    To Buyer:      John Pinder
                   Road Runner Oil, Inc.
                   P.O. Box 358
                   34058 West Strawberry River Road
                   Duchesne, Utah 84021

         with simultaneous copy to:

                   Phillip Wm. Lear, Esq.
                   Brian D. Cunningham, Esq.
                   Snell & Wilmer L.L.P.
                   111 East Broadway, Suite 900
                   Salt Lake City, Utah  84111

    except that any of the foregoing may from time to time by written notice to the others designate another address which shall thereupon become its effective address for the purposes of this Section 11(f).

         (g) Entire Agreement. This Agreement, including the exhibits and documents referred to herein which are a part hereof, contain the entire understanding of the parties hereto with respect to the subject matter contained therein and may be amended only by a written instrument executed by the Buyer, the Company and the Seller or their respective successors or assigns. There are no restrictions, promises, warranties, covenants, or undertakings other than those expressly set forth or referred to herein. Any section headings or table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         (h) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         (i) Binding Affect. This Agreement shall inure to the benefit of and be binding upon Seller and Buyer and the Company and their respective successors, heirs or assigns but shall not inure to the benefit of anyone other than the parties signing this Agreement and their respective successors.

         (j)  Governing Law; Venue.   This Agreement shall be governed by
    the laws of the State of Utah. For any dispute arising from or related to this Agreement, venue shall lie exclusively in Salt Lake County, Utah.

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                          ROAD RUNNER OIL, INC.
                          a Utah corporation


                          By: _________________________
                          Name: John Pinder
                          Title: President


                          CROWN ENERGY CORPORATION
                          a Utah corporation


                          By: _________________________
                          Name: Jay Mealey
                          Title: President

ACKNOWLEDGED AND AGREED AS TO THE REPRESENTATIONS, WARRANTIES AND OBLIGATIONS OF THE COMPANY:

                          GAVILAN PETROLEUM INCORPORATED
                          a Utah corporation


                          By: _________________________
                          Name: Jay Mealey
                          Title: President

                             EXHIBIT A

                          PROMISSORY NOTE




                      SECURED PROMISSORY NOTE


$125,000                                               Salt Lake City, Utah
                                                               July 2, 1997

    FOR VALUE RECEIVED, the undersigned, ROAD RUNNER OIL, INC., a Utah corporation ("Maker"), promises to pay to CROWN ENERGY CORPORATION, a Utah corporation ("Holder"), or order, at such place as may be designated in writing by Holder, the principal sum of ONE HUNDRED TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($125,000.00) in lawful money of the United States, on the following terms and conditions:

    This Note shall not bear interest.   Principal due under this Note shall
be paid or satisfied by Maker to Holder in either of the following manners:

          (A) $50,000.00 within 30 days of the date of this Note; an additional $25,000.00 within 120 days of the date of this Note; and the remaining $50,000.00 within 180 days of the date of this Note; or

          (B)  $100,000.00 $100,000.00 on or before June 3, 1997 at 5:00
     p.m. in cash or by certified or bank cashier s check..

    The obligations of Maker under this Note shall be secured by the Stock Pledge Agreement ( Pledge ) by and between Maker and Holder of even date herewith.

    Maker shall have the right to prepay all, or any portion, of the indebtedness owing under this Note at any time without penalty.

    In the event of a failure by Maker to fully satisfy any incremental payment within five (5) days following its due date, the entire obligation of Maker shall be in default, the unpaid balance shall be immediately due and payable, and interest on the principal balance shall thereafter accrue at a rate equal to twenty-one percent (21%) per annum.

    Maker shall be entitled to offset and deduct from amounts due hereunder to Holder any amounts for which Holder is obligated to indemnify Maker pursuant to Section 9 of the Stock Purchase Agreement of even date herewith by and between Maker and Holder; provided, however, that (a) the right of offset shall be first applied to the last installment of $50,000 due hereunder and to the extent that such payment is insufficient to satisfy the amount of such offset, to other payments due hereunder in reverse order of their respective due dates, (b) Maker shall not be entitled to offset against or deduct from any amounts due under this Note if Maker has defaulted hereunder at any time and (c) Maker must provide notice of offset to Holder on or prior to the due date of the installment to which the offset is applied detailing the factual basis for the claim and providing relevant documentation.

    In the event Maker exercises its right of offset hereunder, Holder shall have ten (10) days after receipt of Maker s notice of offset to dispute the same by providing written notice of dispute to Maker, in which case Maker shall deposit the amount of the offset within an additional ten (10) days with the American Arbitration Association ( AAA ) for settlement by arbitration in accordance with the commercial arbitration rules of the AAA. If Maker fails to deposit the amount of the offset within the specified time frame, Maker shall be deemed to have waived its right of offset with respect thereto and shall be in default hereunder.

    Any arbitration proceeding, including the rendering of an award, shall take place in Salt Lake County, Utah and shall be administered by the AAA. The arbitral tribunal shall consist of one arbitrator appointed by AAA. The award of the arbitral tribunal shall be final and binding. Judgment upon the award may be entered by the prevailing party in any state or federal court. The non prevailing party shall pay to the prevailing party, immediately upon demand, all attorneys fees and all other costs incurred by the prevailing party related to the arbitration or the subject matter thereof.

    If an attorney is engaged by Holder to enforce or construe any provision of this Note, with or without the filing of any legal action or proceeding, then Maker shall immediately pay, on demand, all attorneys' fees and all other costs incurred by Holder.

    No previous waiver and no failure or delay by Holder in acting with respect to the terms of this Note shall constitute a waiver of any breach, default, or failure of condition under this Note.

    Maker hereby waives: presentment; demand; notice of dishonor; notice of default or delinquency; notice of acceleration; notice of protest and nonpayment; notice of cost; expenses or losses and interest therein and diligence in taking any action to collect any sums owing under this Note.
Time is of the essence with respect to every provision hereof, except that Maker expressly agrees that this Note or any payment hereunder may be extended from time to time at Holder's sole option provided such extension is in writing signed by a duly authorized officer of Holder.

    This Note shall be construed and enforced in accordance with the laws of the State of Utah.

    All terms and conditions of this Note shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

    If any provision of this Note is unenforceable, invalid, or violates applicable law, such provision shall be deemed stricken and shall not affect the enforceability of any other provisions of this Note.

                     MAKER:

                     ROAD RUNNER OIL, INC.
                     a Utah corporation


                     By: _________________________
                     Name: John Pinder
                     Title: President

                                EXHIBIT B


                           STOCK PLEDGE AGREEMENT

    THIS STOCK PLEDGE AGREEMENT ("Pledge Agreement"), dated as of July 2, 1997, is made by ROAD RUNNER OIL, INC., a Utah corporation ("Pledgor") in favor of CROWN ENERGY CORPORATION, a Utah corporation ("Pledgee").

                                 RECITALS:

    A. Pledgee has agreed to extend certain credit in the amount of $125,000 (the "Loan") to Pledgor in the form of the deferred purchase price for certain stock in GAVILAN PETROLEUM, INCORPORATED, a Utah corporation ("Company") pursuant to a Secured Promissory Note, of even date herewith (such Promissory Note, together with all amendments, modifications, extensions, or renewals, if any, from time to time hereafter made, the "Note").

    B. Pledgor owns 1,102 shares of capital stock of the Company (the "Pledged Shares"), which Pledged Shares constitute 100% of the issued and outstanding capital stock of the Company. As a condition precedent to the making of the Loan to Pledgor and as security for repayment of the Note, Pledgor is executing and delivering this Pledge Agreement.

                                AGREEMENT:

    NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Pledgor agrees, for the benefit of Pledgee, as follows:


                                 ARTICLE 1

                                DEFINITIONS

    1.1 Certain Terms. The following terms when used in this Pledge Agreement, including its Recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

    "Collateral" is defined in Section 2.1.

    "Distributions" means all stock dividends, liquidating dividends, shares of stock resulting from (or in connection with the exercise of) stock splits, reclassifications, warrants, options, non-cash dividends, mergers, consolidations, and all other distributions (whether similar or dissimilar to the foregoing) on or with respect to any Pledged Shares or other shares of capital stock constituting Collateral, but shall not include Dividends.

    "Dividends" means cash dividends and cash distributions with respect to any Pledged Shares or other Pledged Property made in the ordinary course of business and not a liquidating dividend.

    "Event of Default" means the occurrence of any Event of Default by Pledgor as defined in the Loan Agreement or the breach by any Pledgor of any of the terms and conditions of this Agreement or if any of the representations and warranties of Pledgor are untrue in any material respect.

    "Stock Purchase Agreement" means that certain Stock Purchase Agreement by and between Pledgor and Pledgee, of even date herewith.

    "Pledged Shares" means all shares of capital stock of the Company which are delivered by Pledgor to Pledgee hereunder, as described in Recital B.

    "Secured Obligations" is defined in Section 2.2.

    "UCC" means the Uniform Commercial Code as in effect in the State of Utah.

    1.2 UCC Definitions. Unless otherwise defined herein or the context otherwise requires, terms for which meanings are provided in the UCC are used in this Pledge Agreement, including its Recitals, with such meanings.


                                 ARTICLE 2

                                  PLEDGE

    2.1 Grant of Security Interest. Pledgor hereby pledges, hypothecates, assigns, delivers, and transfers to Pledgee, and hereby grants to Pledgee a continuing security interest in, all of the following property (the "Collateral"):

         (a)  The Pledged Shares;

         (b) All Dividends, Distributions, interest, and other payments and rights with respect to any Pledged Shares; and

         (c)  All proceeds of any of the foregoing.

    2.2 Security for Obligations. This Pledge Agreement secures the payment in full and performance of all obligations of Pledgor now or hereafter existing under the Stock Purchase Agreement or the Note, whether for principal, costs, fees, expenses, or otherwise, and all liabilities and obligations of Pledgor now or hereafter existing under this Pledge Agreement to which Pledgor is or may become a party (all such obligations and other liabilities and obligations of Pledgor being the "Secured Obligations").

    2.3 Continuing Security Interest; Transfer of Note. This Pledge Agreement shall create a continuing security interest in the Collateral and shall:

         (a) Remain in full force and effect until payment in full of all Secured Obligations,

         (b) Be binding upon Pledgor and its successors, transferees and assigns, and

         (c) Inure to the benefit of Pledgee and its successors, transferees, and assigns.

 Upon the payment in full of all Secured Obligations, the security interest granted herein shall terminate and all rights to the Collateral shall revert to Pledgor. Upon any such termination, Pledgee will deliver to Pledgor all certificates and instruments representing or evidencing all Pledged Shares, together with all other Collateral held by Pledgee hereunder, and execute and deliver to Pledgor such documents as Pledgor shall reasonably request to evidence such termination.

    2.4 Right of Setoff. Pledgor and Pledgee hereby acknowledge that the obligations of Pledgor under the Note are subject to the right of offset contained in the Note.

    2.5 Waiver, Etc. Pledgor hereby waives promptness, diligence, notice of acceptance and, to the extent permitted by applicable law, any other notice with respect to any of the Secured Obligations, and Pledgor hereby waives any requirement that Pledgee protect, secure, perfect or insure any lien, or any property subject thereto, or exhaust any right or take any action against any other obligor or any other person (including any guarantor) or any collateral securing any of the Secured Obligations.


                                 ARTICLE 3

                      REPRESENTATIONS AND WARRANTIES

    3.1 Warranties, Etc. Pledgor represents and warrants to Pledgee, as of the date hereof, as set forth in this Article.

    3.2 Non-Contravention, Etc. The execution, delivery and performance by Pledgor of this Pledge Agreement does not:

         (a) Contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting Pledgor or its Articles of Incorporation, Bylaws or other contracts to which Pledgor is subject; or

         (b) Result in, or require the creation or imposition of any lien or encumbrance on any of Pledgor's properties, other than as contemplated by this Agreement.

    3.3  Ownership, No Liens, Etc.   Pledgor is the legal and beneficial
owner of, and has good and marketable title to (and has full right and authority to pledge and assign) such Collateral, free and clear of all liens, security interests, options, or other charges or encumbrances, except any lien or security interest granted pursuant hereto in favor of Pledgee.

    3.4 As to Pledged Shares. In the case of any Pledged Shares constituting such Collateral, all of such Pledged Shares are duly authorized and validly issued, fully paid, and non-assessable, and constitute, in the aggregate, 100% of the issued and outstanding shares of capital stock of the Company.

    3.5 Authorization, Approval, Etc. No authorization, approval, or other action by, and no notice to (other than notice to Pledgor to the extent required hereunder) or filing with (other than filing the Financing Statement), any governmental authority, regulatory body or any other Person is required either:

         (a) For the pledge by Pledgor of any Collateral pursuant to this Pledge Agreement or for the execution, delivery, and performance of this Pledge Agreement by Pledgor, or

         (b) For the exercise by Pledgee of the voting or other rights provided for in this Pledge Agreement, or, except with respect to any Pledged Shares, as may be required in connection with a disposition of such Pledged Shares by laws affecting the offering and sale of securities generally, the remedies in respect of the Collateral pursuant to this Pledge Agreement.


                                 ARTICLE 4

                                 COVENANTS

    4.1  Protect Collateral; Further Assurances, Etc.   Pledgor will not
sell, assign, transfer, pledge, or encumber in any other manner the Collateral (except in favor of Pledgee hereunder); provided, however, that Pledgor may agree to sell or otherwise dispose of the Pledged Shares, if after giving effect to such sale or other disposition and as a condition precedent thereto, all Secured Obligations shall have been paid in full. Pledgor will warrant and defend the right and title herein granted unto Pledgee in and to the Collateral (and all right, title, and interest represented by the Collateral) against the claims and demands of all Persons whomsoever. Pledgor agrees that at any time, and from time to time, at the expense of Pledgor, Pledgor will promptly execute and deliver all further instruments, and take all further action, that may be necessary or desirable, or that Pledgee may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Pledgee to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

    4.2  Stock Powers, Etc.   Pledgor will, from time to time upon request
of Pledgee, promptly deliver to Pledgee such stock powers, instruments, and similar documents, satisfactory in form and substance to Pledgee, with respect to the Collateral as Pledgee may reasonably request and will, from time to time upon the request of Pledgee after the occurrence of any Event of Default, promptly transfer any Pledged Shares or other shares of common stock constituting Collateral into the name of any nominee designated by Pledgee.

    4.3 Continuous Pledge. Pledgor will, at all times, keep pledged to Pledgee pursuant hereto all Pledged Shares and all other shares of capital stock constituting Collateral, all Dividends and Distributions with respect thereto, and all other Collateral and other securities, instruments, proceeds, and rights from time to time received by or distributable to Pledgor in respect of any Collateral.

    4.4  Voting Rights; Dividends etc.  Pledgor agrees:

         (a) After any Event of Default shall have occurred and during the continuance thereof, promptly upon receipt thereof by Pledgor and without any request therefor by Pledgee, to deliver (properly endorsed where required hereby or requested by Pledgee) to Pledgee all Dividends, all of which shall be held by Pledgee as additional Collateral for use in accordance with Section 6.3; and

         (b) Promptly upon receipt thereof by Pledgor and without any request therefor by Pledgee, to deliver (accompanied by duly executed undated blank stock powers, or other equivalent instruments of transfer acceptable to Pledgee) to Pledgee all Distributions consisting of stock dividends or shares of stock resulting from (or in connection with the exercise of) any stock splits, reclassifications, warrants, options, mergers, consolidations, and all other distributions on or with respect to any Pledged Shares or other capital stock constituting Collateral.

         (c) Until such time as ONE HUNDRED THOUSAND DOLLARS of the Purchase Price (as such term is defined in the Stock Purchase Agreement) is paid to Pledgor by Pledgee pursuant to the terms of the Stock Purchase Agreement or the Note, but subject to the conditions and limitations of Section 8 of the Stock Purchase Agreement:

              (i) Pledgee may exercise (to the exclusion of Pledgor) the voting power and all other incidental rights of ownership with respect to any Pledged Shares or other shares of capital stock constituting Collateral and Pledgor hereby grants Pledgee an irrevocable proxy, coupled with an interest, exercisable under such circumstances, to vote the Pledged Shares and such other Collateral, and

              (ii) Promptly to deliver to Pledgee such additional proxies and other documents as may be necessary to allow Pledgee to exercise such voting power.

All Dividends, Distributions, interest, principal, cash payments, and proceeds which may at any time and from time to time be held by Pledgor but which Pledgor is then obligated to deliver to Pledgee, shall, until delivery to Pledgee, be held by Pledgor separate and apart from its other property in trust for Pledgee.


                                 ARTICLE 5

                                 REMEDIES

    5.1 Certain Remedies. If any Event of Default shall have occurred and be continuing:

         (a) Pledgee may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a Pledgee on default under the UCC (whether or not the UCC applies to the affected Collateral) and also may, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Pledgee's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as may be commercially reasonable. To the extent notice of sale shall be required by law or hereunder, at least ten days' prior notice to Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Pledgee shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Pledgee may adjourn any public or private sale from time to time by announcement at the time and placed fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

         (b) Pledgee may, without notice except to the extent required by applicable law:

              (i) Transfer all or any part of the Collateral into the name of Pledgee or its nominee, with or without disclosing that such Collateral is subject to the lien and security interest hereunder,

              (ii) Notify the parties obligated on any of the Collateral to make payment to Pledgee of any amount due or to become due thereunder,

              (iii) Enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto,

              (iv) Endorse any checks, drafts, or other writings in Pledgor's name to allow collection of the Collateral,

              (v)  Take control of any proceeds of the Collateral, and

              (vi) Execute (in the name, place and stead of Pledgor) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral.

    5.2 Compliance with Restrictions. Pledgor agrees that in any sale of any of the Collateral whenever an Event of Default shall have occurred and be continuing, Pledgee is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any governmental regulatory authority or official, and Pledgor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall Pledgee be liable nor accountable to Pledgor for any discount allowed by the reason of the fact that such Collateral is sold in compliance with any such limitation or restriction so long as such discount is commercially reasonable under the circumstances.

    5.3 Application of Proceeds. All cash proceeds received by Pledgee in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral may, in the discretion of Pledgee, be held by Pledgee as additional collateral security for, or then or at any time thereafter be applied (after payment of any amounts payable to Pledgee pursuant to Section 6.4) in whole or in part by Pledgee against, all or any part of the Secured Obligations in such order as Pledgee shall elect. Any surplus of such cash or cash proceeds held by Pledgee and remaining after payment in full of all the Secured Obligations, shall be paid over to Pledgor or to whomsoever may be lawfully entitled to receive such surplus.

    5.4 Bonds. In the event that Pledgee exercises any of its rights and remedies hereunder, Pledgee shall immediately cause the Company to release any and all bonds provided by the Company after the date hereof with regard to the Roosevelt Unit.

                                 ARTICLE 6

                         MISCELLANEOUS PROVISIONS

    6.1 Amendments, Etc. No amendment to or waiver of any provision of this Pledge Agreement nor consent to any departure by Pledgor herefrom shall in any event be effective unless the same shall be in writing and signed by Pledgee, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

    6.2 Protection of Collateral. Pledgee may from time to time, at its option, perform any act which Pledgor agrees hereunder to perform and which Pledgor shall fail to perform after being requested in writing so to perform (it being understood that no such request need be given after the occurrence and during the continuance of an Event of Default) and Pledgee may from time to time take any other action which Pledgee reasonably deems necessary for the maintenance, preservation or protection of any of the Collateral or of its security interest therein.

    6.3 Addresses for Notices. Any notices, requests or consents hereunder shall be in writing and shall be deemed given, and any instrument delivered, two days after they have been mailed by first class mail, postage prepaid, or upon receipt if delivered personally, as follows:

    To Pledgee:      Mr. Jay Mealey
                   Crown Energy Corporation
                   215 South State Street, Suite 550
                   Salt Lake City, Utah  84111

         with simultaneous copy to:

                   Lorin Patterson, Esq.
                   Suitter Axland
                   175 South West Temple , Suite 700
                   Salt Lake City, Utah  84101

    To Pledgor:      John Pinder
                   Road Runner Oil, Inc.
                   P.O. Box 358
                   34058 West Strawberry River Road
                   Duchesne, Utah 84021

         with simultaneous copy to:

                   Phillip Wm. Lear, Esq.
                   Brian D. Cunningham, Esq.
                   Snell & Wilmer L.L.P.
                   111 East Broadway, Suite 900
                   Salt Lake City, Utah  84111

    except that any of the foregoing may from time to time by written notice to the others designate another address which shall thereupon become its effective address for the purposes of this Section 6.3.

    6.4 Section Captions. Section captions used in this Pledge Agreement are for convenience of reference only, and shall not affect the construction of this Pledge Agreement.

    6.5 Severability. Wherever possible each provision of this Pledge Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Pledge Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Pledge Agreement.

    6.6  Governing Law, Entire Agreement, Etc.  THIS PLEDGE AGREEMENT SHALL
BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF UTAH, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF UTAH.

    6.7 Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed an original, but all such counterparts together shall constitute but one agreement.

    IN WITNESS WHEREOF, the parties hereto have caused this Pledge Agreement to be executed as of the date first written.

                          PLEDGOR:

                          ROAD RUNNER OIL, INC.
                          a Utah corporation


                          By: _________________________
                          Name: John Pinder
                          Title: President


                          PLEDGEE:

                          CROWN ENERGY CORPORATION
                          a Utah corporation


                          By: _________________________
                          Name: Jay Mealey
                          Title: President

                               SCHEDULE 3(d)

                                   ASSETS

I. All of Gavilan's right, title and interest, if any, in certain interests in the following wells in the Roosevelt Unit which were acquired from Paiute Oil and Mining Corporation and Walker Energy Operating, Ltd.

     Green River Participating Area           Wasatch Participating Area
     Roosevelt Unit #3                        Roosevelt Unit #9W
     Roosevelt Unit #12
     Roosevelt Unit #9
     Roosevelt Unit #10

II. All of Gavilan's right, title and interest, if any, in recorded interests or rights in the following described lands located in the Roosevelt Unit which were acquired from Paiute Oil and Mining Corporation and Walker Energy Operating, Ltd.

     Township 1 South, Range 1 East
     Section 19:  Lots N/2SW/4, N/2SE/4, SE/4SE/4
     Section 20:  E/2SW/4
     Section 21:  SW/4SW/4, E/2SW/4, SW/4SE/4
     Section 27:  W/2NW/4, NW/4SW/4
     Section 28:  N/2, N/2SE/4
     Section 29:  NE/4NE/4

     Township 1 South, Range 1 West
     Section 13:  NW/4NW/4
     Section 24:  N/2NW/4, NE/4

III. All of Gavilan's right, title and interest, if any, in the following wells and associated lands in the Roosevelt Unit related to the non-payment of royalties, taxes and other payable by Caloco Energy Inc.

     Green River Participating Area
     Roosevelt Unit #1                           Roosevelt Unit #2
     Roosevelt Unit #4                           Roosevelt Unit #11
     Roosevelt Unit #13                          Roosevelt Unit #20-2
     Roosevelt Unit #15                          Roosevelt Unit #18
     Roosevelt Unit #12                          Roosevelt Unit #9
     Roosevelt Unit #10

     Wasatch Participating Area
     Roosevelt Unit #9W

IV. Approximately 600 barrels of oil in the tanks of the above described wells.

                               SCHEDULE 3(e)

                                LIABILITIES

          Accrued Taxes:
               2nd Quarter Conservation Tax             51.11
               2nd Quarter Ute Severance Tax           953.45
                         Total                       1,004.56


          Accounts Payable:
               Boren Electric, Inc.                    498.85
               Breco Service                           191.26
               Central Hydrualic, Inc.               5,553.41
               Delsco Northwest, Inc.                  832.00
               Dowell Schlumberger, Inc.             1,132.15
               LaPoint Recycle & Storage               150.00
               LCL Oil                               3,242.09
               Moon Lake Electric Assn., Inc.          611.64
               Murray's Disposal Service             2,639.65
               Pruitt, Gushee & Bachtell             1,555.95
               Rex Smuin Oilfield Service              253.70
               Simpsoon & Company                      870.00
               W W Enterprises                         385.00
                         Total Accounts Payable     17,915.70

                               SCHEDULE 3(h)

                                LITIGATION


I. Appeals with the BIA and Ute Indian Tribe relating to delinquent royalties, lease cancellation and attachment of surety issues. These include several ongoing appeals with the Interior Board of Indian Appeals.

II. Utah Division of Oil, Gas and Mining notice regarding the requirement for surety on the Roosevelt Unit #15 well.

III. BLM and BIA notice that Gavilan is not recognized as operator of the Roosevelt Unit or wells located within the unit.